                                                            RULE 424(b)(2)
                                                            FILE NUMBER 33-64795

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 13, 1995)

                                 $150,000,000

                       [LOGO] GTE SOUTHWEST INCORPORATED

                       6% DEBENTURES, SERIES C, DUE 2006

                    INTEREST PAYABLE JANUARY 15 AND JULY 15

   The 6% Debentures, Series C, Due 2006 (the "New Debentures") will not be redeemable prior to maturity.

                               ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESEN-
                 TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PRICE TO   UNDERWRITING  PROCEEDS TO
                                          PUBLIC(1)   DISCOUNT(2)  COMPANY(1)(3)
--------------------------------------------------------------------------------
Per Debenture..........................    98.987%       .293%        98.694%
--------------------------------------------------------------------------------
Total..................................  $148,480,500   $439,500   $148,041,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Plus accrued interest from January 15, 1996 to the date of delivery and payment.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriters."
(3) Before deducting expenses payable by the Company estimated at $157,500.

                               ----------------

  The New Debentures are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the New Debentures will be made against payment therefor, on or about January 19, 1996, at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                               ----------------

BEAR, STEARNS & CO. INC.                           J. P. MORGAN SECURITIES INC.

                               JANUARY 16, 1996

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                                   THE MERGER

  On December 31, 1995, Contel of Texas, Inc. and Contel of the West, Inc. merged with and into GTE Southwest Incorporated (the "Company"). This transaction is described in the accompanying Prospectus under the caption "Recent Developments."

                   SUPPLEMENTAL DESCRIPTION OF NEW DEBENTURES

  The following description of specific terms of the New Debentures offered hereby supplements and should be read in conjunction with the description of the general terms and provisions of the New Debentures set forth in the accompanying Prospectus under the caption "The New Debentures." The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and the Indenture, dated as of November 15, 1993 (as amended and supplemented by the First Supplemental Indenture dated as of December 6, 1995, the "Indenture"), between the Company and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association.

PRINCIPAL AMOUNT, MATURITY AND INTEREST

  The New Debentures will be limited to $150,000,000 aggregate principal amount and will mature on January 15, 2006. Interest on the New Debentures will be payable semi-annually on January 15 and July 15, commencing July 15, 1996, to the persons in whose names the New Debentures are registered at the close of business on the January 1 or July 1, as the case may be, next preceding such interest payment date, subject to certain exceptions provided for in the Indenture.

REDEMPTION

  The New Debentures will not be redeemable prior to maturity.

                                  UNDERWRITERS

  The several Underwriters named below (the "Underwriters") have entered into a Purchase Agreement dated January 16, 1996 with the Company (the "Purchase Agreement") whereby they have severally agreed to purchase the respective principal amounts of the New Debentures indicated below from the Company, subject to the terms and conditions of the Purchase Agreement, the form of which is filed as an exhibit to the Registration Statement.

                                                                    PRINCIPAL
           UNDERWRITER                                                AMOUNT
           -----------                                             ------------
     Bear, Stearns & Co. Inc...................................... $100,000,000
     J.P. Morgan Securities Inc...................................   50,000,000
                                                                   ------------
       Total...................................................... $150,000,000
                                                                   ============

  The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the New Debentures, if any are purchased.

  The Company has been advised by the Underwriters that they propose to offer the New Debentures to the public initially on the terms set forth on the cover page of this Prospectus Supplement and to certain dealers at a price which represents a concession not in excess of .25% of the principal amount and that the Underwriters and such dealers may reallow concessions not in excess of .20% on sales to other dealers. After the initial public offering, the public offering price and concessions may be changed.

  The New Debentures are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to make a market in the New Debentures but are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Debentures.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

  James L. Ketelson, a director of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Inc. is an indirect wholly-owned subsidiary, is a director of GTE Corporation, the parent of the Company.

                       [LOGO] GTE SOUTHWEST INCORPORATED

                                   DEBENTURES

                               ----------------

  GTE Southwest Incorporated (the "Company") intends to offer from time to time up to $300,000,000 aggregate principal amounts of its debentures (the "New Debentures") in one or more series at prices and on terms to be determined at the time or times of sale. The aggregate principal amount, rate and time of payment of interest, maturity, initial public offering price, if any, redemption provisions and other specific terms of each series of New Debentures will be set forth in an accompanying prospectus supplement ("Prospectus Supplement").

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION  NOR HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON  THE ACCURACY  OR  ADEQUACY  OF THIS  PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Company may sell the New Debentures through underwriters or agents, or directly to one or more institutional purchasers. A Prospectus Supplement will set forth the names of underwriters, if any, any applicable commissions or discounts, the price of the New Debentures and the net proceeds to the Company from any such sale or sales.

                               ----------------

               The date of this Prospectus is December 13, 1995.

                       STATEMENT OF AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). These reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the following Regional Offices: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the SEC at its prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

    1. The Annual Report on Form 10-K of the Company for the year ended December 31, 1994;

    2. The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

    3. The Current Reports on Form 8-K of the Company dated September 28, 1995, November 9, 1995 and December 1, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the New Debentures hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests for such copies should be directed to David S. Kauffman, Esq., Assistant Secretary of the Company, at One Stamford Forum, Stamford, Connecticut 06904. Mr. Kauffman's telephone number is (203) 965-2986.

                                  THE COMPANY

  The Company was incorporated under the laws of the State of Delaware in 1926 and provides telecommunications services in the states of Arkansas, New Mexico, Oklahoma and Texas. All of the common stock of the Company is owned by GTE Corporation ("GTE"). The Company's principal executive offices are located at 600 Hidden Ridge, Irving, Texas 75038, telephone number (214) 718-5600.

                              RECENT DEVELOPMENTS

  On February 28, 1995, the Company entered into an Agreement of Merger with Contel of Texas, Inc., a Texas corporation ("Contel Texas"), and Contel of the West, Inc., an Arizona corporation ("Contel West"). The Agreement provides that the aforementioned companies (collectively, the "Contel Subsidiaries") would merge with and into the Company, with the Company to be the surviving corporation in the merger (the "Merger"). Each of the Contel Subsidiaries is a wholly-owned subsidiary of Contel Corporation, which is itself a wholly-owned subsidiary of GTE. The Contel Subsidiaries provide communications services in the states of Texas and New Mexico and, in the aggregate, served 251,070 access lines as of October 31, 1995.

  Certain historical financial statements of Contel Texas and Contel West, together with unaudited pro forma condensed consolidating income statements adjusted to give effect to the Merger as if it had occurred at the beginning of the earliest period presented and an unaudited pro forma condensed balance sheet adjusted to give effect to the Merger as if it had occurred on the balance sheet date, are included in the Company's Current Report on Form 8-K dated December 1, 1995, which is incorporated herein by reference. The Merger will be accounted for in such financial statements in a manner consistent with a transfer of entities under common control which is similar to a "pooling of interests." It is currently anticipated that the Merger will occur on December 31, 1995.

  On November 9, 1995, the Company and the Contel Subsidiaries announced through their parent, GTE Corporation, that in response to recently enacted and pending legislation and the increasingly competitive environment in which the Company and the Contel Subsidiaries expect to operate, effective January 1, 1996, the Company and the Contel Subsidiaries are discontinuing the use of accounting practices appropriate to regulated enterprises. As a result of this decision, the Company and the Contel Subsidiaries will record a non-cash, extraordinary charge of approximately $549.4 million after taxes during the fourth quarter of 1995. This charge, which is based on the results of a comprehensive study of the economic lives of the Company's and the Contel Subsidiaries' telephone plant and equipment, will have no effect on their customers or their liquidity and capital resources.

  The Company and the Contel Subsidiaries have traditionally followed the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS No. 71"). In general, SFAS No. 71 required the Company and the Contel Subsidiaries to depreciate their plant and equipment over regulator approved lives which may extend beyond the assets' actual economic lives. SFAS No. 71 also required the deferral of certain costs based upon approvals received from regulators to recover such costs in the future. As a result of these requirements, the recorded net book value of certain assets and liabilities, primarily telephone plant and equipment, was higher than that which would otherwise have been recorded.

  The charge will primarily represent an adjustment to the net book value of the fixed assets of the Company and the Contel Subsidiaries, through an increase in accumulated depreciation, and is not expected to have a significant effect on depreciation expense of existing plant and equipment or earnings over the next several years. The income statement effect of this change in accounting will be reflected in the statements of income as an extraordinary charge, net of tax, under the provisions of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71."

                                USE OF PROCEEDS

  The net proceeds from the offering and sale of the New Debentures, exclusive of accrued interest, will be applied toward (A) the repayment of short-term borrowings incurred (i) in connection with the redemption or repurchase on December 15, 1995 of the following series of first mortgage bonds of Contel
Texas:

                                   OUTSTANDING
                        ORIGINAL    PRINCIPAL     PREMIUM     TOTAL PRINCIPAL
             INTEREST   MATURITY    AMOUNT AT     PAID AT     AND PREMIUM AT
   SERIES      RATE       DATE     REDEMPTION    REDEMPTION     REDEMPTION
   ------    --------   --------   -----------   ----------   ---------------
     G        8.75%      4/1/99    $3,700,000     $40,145       $3,740,145
     K        8.50%     1/15/03     1,920,000      47,654        1,967,654

and (ii) for the purpose of financing the Company's construction program, including the construction programs of the Contel Subsidiaries following the Merger, and (B) for general corporate purposes. At October 31, 1995, the Company had short-term borrowings exclusive of current maturities of $55,017,000 at an annual average interest rate of 5.80%. The Company's construction budget is currently estimated at approximately

$321,000,000 for 1995 of which approximately $238,156,000 has been incurred through October 31, 1995, principally for central office equipment, outside plant and land and buildings. The Contel Subsidiaries, in general, finance part of their respective construction programs through the use of interim short-term notes payable to affiliates. At October 31, 1995, the aggregate notes payable to affiliates of the Contel Subsidiaries was $32,540,000. The aggregate construction budget of the Contel Subsidiaries is currently estimated at approximately $30,000,000 for 1995 of which approximately $27,513,000 has been incurred through October 31, 1995, principally for central office equipment, outside plant and land and buildings. The balance of the funds for the completion of 1995 construction programs will be obtained primarily from internal sources and short-term borrowings.

                      RATIOS OF EARNINGS TO FIXED CHARGES

                                       NINE
                                      MONTHS
                                       ENDED     YEARS ENDED DECEMBER 31,
                                   SEPTEMBER 30, ------------------------------
                                       1995      1994    1993    1992 1991 1990
                                   ------------- ----    ----    ---- ---- ----
Ratios of Earnings to Fixed
Charges (Unaudited)(a)............     5.18(b)   4.02(c)  -- (d) 3.72 2.51 2.81
Pro Forma Combined Ratios of
Earnings to Fixed Charges
(Unaudited)(a)(e).................     5.33(f)   4.95(g) 1.47(h) 4.05 2.81 2.97

--------
(a) Computed as follows: (1) "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges; (2) "fixed charges" include interest expense and the portion of rentals representing interest.

(b) Results for the nine months ended September 30, 1995 include after-tax gains of approximately $14,000,000 related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic local exchanges in Texas. Excluding these gains, the ratio of earnings to fixed charges for the nine months ended September 30, 1995 would have been 4.71.

(c) Results for 1994 include an after-tax gain of approximately $15,000,000 related to the sale of non-strategic local exchanges in Oklahoma. Excluding this sale, the ratio of earnings to fixed charges for the year ended December 31, 1994 would have been 3.66.

(d) Results for 1993 include an after-tax restructuring charge of approximately $106,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. This caused earnings to be inadequate to cover fixed charges by approximately $19,000,000 and resulted in the ratio of earnings to fixed charges declining to .76. Excluding these items, the ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 3.08.

(e) The pro forma combined ratios of earnings to fixed charges represents the ratios of the Company as if the Merger had been consummated at the beginning of each period presented.

(f) Excluding the gains specified in Note (b) above, the pro forma combined ratio of earnings to fixed charges for the nine months ended September 30, 1995 would have been 4.92.

(g) Excluding the gain specified in Note (c) above, and an after-tax gain of approximately $25,000,000 related to Contel West's sale of non-strategic local exchanges in Arizona, the pro forma combined ratio of earnings to fixed charges for the year ended December 31, 1994 would have been 4.05.

(h) Pro forma combined results for 1993 include an after-tax restructuring charge of approximately $123,000,000 for the implementation of a re-engineering plan and a one-time, after-tax charge of approximately $6,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items and an after-tax gain of approximately $13,000,000 related to Contel West's sale of non-strategic local exchanges in Utah, the pro forma combined ratio of earnings to fixed charges for the year ended December 31, 1993 would have been 3.56.

                               THE NEW DEBENTURES

  The New Debentures are to be issued as one or more series of the Company's debentures (the "Debentures") under an Indenture dated as of November 15, 1993 as amended and supplemented by the First Supplemental Indenture dated as of December 6, 1995 (as amended and supplemented, the "Indenture"), between the Company and The Bank of New York, as successor trustee to NationsBank of Georgia, National Association (the "Trustee"). By resolution of the Board of Directors of the Company specifically authorizing each new series of Debentures (a "Board Resolution"), the Company will designate the title of each series, aggregate principal amount, date or dates of maturity, dates for payment and rate of interest, redemption dates, prices, obligations and restrictions, if any, and any other terms with respect to each such series. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by express reference to, the cited Articles and Sections of the Indenture and the form of Board Resolution, which are filed as exhibits to the Registration Statement.

FORM AND EXCHANGE

  The New Debentures are to be issued in registered form only in denominations of $1,000 and integral multiples thereof and will be exchangeable for New Debentures of the same series of other denominations of a like aggregate principal amount without charge except for reimbursement of taxes, if any. (ARTICLE TWO)

MATURITY, INTEREST AND PAYMENT

  Information concerning the maturity, interest rate and payment dates of each series of the New Debentures will be contained in a Prospectus Supplement relating to that series of New Debentures.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

  Each series of the New Debentures may be redeemed upon not less than 30 days' notice at the redemption prices and subject to the conditions that will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. (ARTICLE THREE) If a sinking fund is established with respect to any series of the New Debentures , a description of the terms of such sinking fund will be set forth in a Board Resolution and in a Prospectus Supplement relating to that series of New Debentures. The Indenture provides that each series of the New Debentures is subject to defeasance. (SECTION 11.02)

RESTRICTIONS

  The New Debentures will not be secured. The Indenture provides, however, that if the Company shall at any time mortgage or pledge any of its property, the Company will secure the New Debentures, equally and ratably with the other indebtedness or obligations secured by such mortgage or pledge, so long as such other indebtedness or obligations shall be so secured. There are certain exceptions to the foregoing, among them that the Debentures need not be secured:

    (i) in the case of (a) purchase money mortgages, (b) conditional sales agreements or (c) mortgages existing at the time of purchase, on property acquired after the date of the Indenture;

    (ii) with respect to certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

    (iii) with respect to mechanics' and similar liens in the ordinary course of business;

    (iv) with respect to the Company's first mortgage bonds outstanding on the date of the Indenture, issued and secured by the Company and its predecessors in interest under various security instruments, all of which have been assumed by the Company (collectively, the "First Mortgage Bonds"), and any replacement or renewal (without increase in principal amount or extension of final maturity date) of such outstanding First Mortgage Bonds;

    (v) with respect to First Mortgage Bonds which may be issued by the Company in connection with the consolidation or merger of the Company with or into certain affiliates of the Company in exchange for or otherwise in substitution for long-term senior indebtedness of any such affiliate ("Affiliate Debt") which by its terms (x) is secured by a mortgage on all or a portion of the property of such affiliate, (y) prohibits long-term senior secured indebtedness from being incurred by such affiliate, or a successor thereto, unless the Affiliate Debt shall be secured equally and ratably with such long-term senior secured indebtedness or (z) prohibits long-term senior secured indebtedness from being incurred by such affiliate; or

    (vi) with respect to indebtedness required to be assumed by the Company in connection with the merger or consolidation of certain affiliates of the Company with or into the Company. (SECTION 4.05)

The Indenture does not limit the amount of debt securities which may be issued or the amount of debt which may be incurred by the Company. (SECTION 2.01) The restriction in the Indenture described above would not afford the holders of the New Debentures protection in the event of a highly leveraged transaction in which unsecured indebtedness was incurred. However, in the event of a highly leveraged transaction in which secured indebtedness was incurred, the above restriction would require the New Debentures to be secured equally and ratably with such secured indebtedness, subject to the exceptions described above. It is unlikely that a leveraged buyout initiated or supported by the Company, the management of the Company or an affiliate of either party would occur, because all of the common stock of the Company is owned by GTE, which has no current intention of selling its ownership in the Company.

MODIFICATIONS OF INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series of the Debentures or the rights of the holders of that series of Debentures. However, no such modification shall (i) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of each holder of Debentures then outstanding and affected thereby. (SECTION 9.02)

  The Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

EVENTS OF DEFAULT

  The Indenture provides that the following described events constitute "Events of Default" with respect to each series of the Debentures thereunder: (a) failure for 30 business days to pay interest on the Debentures of that series when due; (b) failure to pay principal or premium, if any, on the Debentures of that series when due, whether at maturity, upon redemption, by declaration or otherwise, or to make any sinking fund payment with respect to that series; (c) failure to observe or perform any other covenant (other than those specifically relating to another series) in the Indenture for 90 days after notice with respect thereto; or (d) certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

  The holders of a majority in aggregate outstanding principal amount of any series of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (SECTION 6.06) The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Trustee. (SECTION 6.01)

  The holders of a majority in aggregate outstanding principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of such series, waive any past default except a default in the payment of principal, premium, if any, or interest. (SECTION 6.06) The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

CONCERNING THE TRUSTEE

  The Trustee, prior to an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his own affairs. (SECTION 7.01) Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holders of Debentures, unless offered reasonable security or indemnity by such security holders against the costs, expenses and liabilities which might be incurred thereby. (SECTION 7.02) The Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (SECTION 7.01)

                                    EXPERTS

  The financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and, with respect to the Contel Subsidiaries, in the Company's Current Report on Form 8-K dated December 1, 1995, each of which is incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report on financial statements of the Company, which includes an explanatory paragraph with respect to the change in the method of accounting for postretirement benefits other than pensions and for income taxes as discussed in Note 1 to the financial statements. Reference is also made to said reports on financial statements of the Contel Subsidiaries, which include explanatory paragraphs with respect to the change in method of accounting for postretirement benefits other than pensions as discussed in Note 1 to each of the financial statements.

                             CERTAIN LEGAL MATTERS

  The validity of the New Debentures will be passed upon for the Company by Richard M. Cahill, Esq., Vice President-General Counsel of the Company. Certain legal matters in connection with the New Debentures will be passed upon for the underwriters, agents or institutional purchasers by Milbank, Tweed, Hadley & McCloy of New York, New York.

                              PLAN OF DISTRIBUTION

  The Company may sell any series of the New Debentures in one or more of the following ways: (i) to underwriters for resale to the public or to institutional purchasers; (ii) directly to institutional purchasers; or (iii) through Company agents to the public or to institutional purchasers. The Prospectus Supplement with respect to each series of New Debentures will set forth the terms of the offering of such New Debentures, including the name or names of any underwriters or agents, the purchase price of such New Debentures and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such New Debentures may be listed.

  If underwriters are used in the sale, such New Debentures will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of New Debentures will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such New Debentures if any are purchased. In the event of a default of one or more of the underwriters involving not more than 10% of the aggregate principal amount of the New Debentures offered for sale, the non-defaulting underwriters would be required to purchase the New Debentures agreed to be purchased by such defaulting underwriter or underwriters. In the event of a default in excess of 10% of the aggregate principal amount of the New Debentures, the Company may, at its option, sell less than all the New Debentures offered.

  Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-
TATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER IN-FORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN
IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT
AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

The Merger................................................................. S-2
Supplemental Description of New Debentures................................. S-2
Underwriters............................................................... S-3
                                   PROSPECTUS

Statement of Available Information.........................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   2
Recent Developments........................................................   2
Use of Proceeds............................................................   3
Ratios of Earnings to Fixed Charges........................................   4
The New Debentures.........................................................   5
Experts....................................................................   7
Certain Legal Matters......................................................   7
Plan of Distribution.......................................................   8


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                                  $150,000,000

                             [LOGO] GTE SOUTHWEST
                                 INCORPORATED

                        6% DEBENTURES,SERIES C, DUE 2006

                                ---------------

                             PROSPECTUS SUPPLEMENT
                                 AND PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.
                          J.P. MORGAN SECURITIES INC.

                                JANUARY 16, 1996


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